Execution Version

NEXPOINT REAL ESTATE FINANCE, INC.

Form of Restricted Stock Units Agreement (Employee)

This RESTRICTED STOCK UNITS AGREEMENT (this “Agreement”) is made as of [______, 202_], by and between NexPoint Real Estate Finance, Inc., a Maryland corporation (the “Company”), and [●] (the “Participant”).

1.
Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement, including Appendix A, will have the meanings given to such terms in the Company’s 2020 Long Term Incentive Plan (as amended from time to time, the “Plan”).
2.
Grant of RSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company has granted to the Participant as of [_____, 202_] (the “Date of Grant”) [●] Restricted Stock Units (“RSUs”). Each RSU shall represent the right of the Participant to receive one Share.
3.
Restrictions on Transfer of RSUs. Subject to Section 16 of the Plan, neither the RSUs evidenced hereby nor any interest therein or in the Shares underlying such RSUs shall be transferable prior to payment to the Participant pursuant to Section 5 hereof other than (i) by transfer by the Participant for no consideration to Immediate Family Members or to a bona fide trust, partnership or other entity controlled by and for the benefit of one or more Immediate Family Members, or (ii) by will or pursuant to the laws of descent and distribution.
4.
Vesting of RSUs.
(a)
General. The RSUs covered by this Agreement shall become nonforfeitable and payable to the Participant pursuant to Section 5 hereof (“Vest” or similar terms) as provided in this Section 4(a). The RSUs covered by this Agreement shall Vest as follows, in each case, conditioned upon the Participant’s Continuous Service through each such date (the period from the Date of Grant until the final Vesting date, the “Vesting Period”):

Portion of RSU Vesting[1]	Vesting Date[2]
1/__	1st anniversary of the Date of Grant
1/__	February 15, 202_]
[1/__	February 15, 202_]

1 NTD: To be updated based on approved vesting schedule.

2 NTD: After first anniversary of grant date, award vesting dates will sync up to the same February date across all NexPoint entities.

[1/__	February 15, 202_]

Any RSUs that do not so Vest will be forfeited, including, except as provided in Section 4(b), Section 4(c) or Section 4(d) below, if the Participant ceases to be in Continuous Service prior to the end of the Vesting Period.

(b)
Vesting due to Death or Disability. Notwithstanding Section 4(a) above, the RSUs shall Vest (to the extent the RSUs have not previously become Vested or been forfeited) prior to the end of the Vesting Period upon the date of Participant’s termination of Continuous Service due to the Participant’s death or Disability.
(c)
Vesting due to a Termination without Cause. Notwithstanding Section 4(a) above, upon the Participant’s termination of Continuous Service without Cause, the portion of the RSUs that would have Vested based on the Participant’s Continuous Service in the 12-month period immediately following such termination shall Vest on the 55th day following such termination, provided that by such 55th day the Participant has (i) executed a general release of claims in a form prescribed by the Company (the “Release”) within 21 days (or such longer number of days as is necessary to comply with applicable law) following such termination and (ii) the period of time during which the Participant could revoke the executed release has lapsed and the Release has become effective and nonrevocable. If the Release is not executed, or if it is executed but is subsequently revoked, such that no effective Release exists on the 55th day following such termination of Continuous Service without Cause, the RSUs that could have Vested shall be forfeited.
(d)
Treatment on a Change in Control. Notwithstanding Section 4(a) above, in the event of a Change in Control that occurs prior to the end of the Vesting Period and provided that the Participant is still in Continuous Service on the date of the Change in Control, the RSUs shall become Vested and payable, if at all, in accordance with this Section 4(d).

(i) Unless a Replacement Award is provided to the Participant in accordance with Section 4(d)(ii), the RSUs shall Vest (to the extent the RSUs have not previously become Vested or been forfeited) on the date of the Change in Control.

(i)
If (A) the Company or the Company’s successor replaces the outstanding award with a Replacement Award and (B) the Replacement Award requires accelerated full Vesting on a Qualifying Termination (to the extent not previously Vested or forfeited), there will be no accelerated Vesting of the Participant’s Replacement Awards due solely to the Change in Control that required the outstanding award to be replaced with a Replacement Award.
(ii)
A Replacement Award shall provide that to the extent the Replacement Award vests due to a Qualifying Termination, payment will be made within

10 days following such Qualifying Termination. In order for the Replacement Awards to vest, if the Replacement Award is:
(A)
exempt from Code Section 409A, the Qualifying Termination may occur at any point following the Change in Control.
(B)
subject to Code Section 409A, the Qualifying Termination must occur within the two years following the Change in Control for the award to vest.
5.
Form and Time of Payment of RSUs.
(a)
General. Subject to Section 4 and Section 5, payment for Vested RSUs will be made in Shares within 10 days following the Vesting dates specified in Section 4(a), 4(b) and 4(c).
(b)
Other Payment Events. Notwithstanding Section 5(a), to the extent that the RSUs are Vested on the dates set forth below, payment with respect to the RSUs will be made as follows:
(i)
Change in Control. Upon a Change in Control, and if no Replacement Award is granted, the Participant is entitled to receive payment for Vested RSUs in Shares on the date of the Change in Control.
(ii)
Qualifying Termination Following Change in Control. With respect to Replacement Awards, within 10 days following the Participant’s Qualifying Termination.
(c)
Except to the extent permitted by Section 409A of the Code and the Committee, no Shares may be issued to the Participant at a time earlier than otherwise expressly provided in this Agreement.
(d)
The Committee may also determine to pay for Vested RSUs in cash based on the market value of the Shares on the date of settlement. The Company’s obligations to the Participant with respect to the RSUs will be satisfied in full upon the issuance of Shares corresponding to such RSUs or upon a cash payment corresponding to such RSUs.
6.
Dividend Equivalents; Other Rights.
(a)
The Participant shall have no rights of ownership in the Shares underlying the RSUs and no right to vote the Shares underlying the RSUs until the date on which the Shares underlying the RSUs are issued or transferred to the Participant pursuant to Section 5 above.
(b)
From and after the Date of Grant and until the earlier of (i) the time when the RSUs become Vested and are paid in accordance with Section 5 hereof or (ii) the time when the Participant’s right to receive Shares in payment of the RSUs is forfeited in accordance with Section 4 hereof, on the date that the Company pays a cash dividend (if any) to holders of Shares generally, the Participant shall be credited with cash per RSU equal to the amount of such dividend. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including Vesting, payment and forfeitability) as apply to the RSUs in respect of which the dividend equivalents were credited, and such amounts shall be paid in cash at the same time as the RSUs to which they relate are paid in Shares.
(c)
The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Shares in the future, and the rights of the Participant will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.
7.
Adjustments. The number of Shares issuable for each RSU and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment as provided in Section 12 of the Plan.
8.
Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with the delivery to the Participant of Shares or any other payment to the Participant or any other payment or Vesting event under this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any such delivery or payment that the Participant make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. The Participant may elect that all or any part of such withholding requirement be satisfied by retention by the Company of a portion of the Shares to be delivered to the Participant or by delivering to the Company other Shares held by the Participant. If such election is made, the Shares so retained shall be credited against such withholding requirement at the market value of such Shares on the date of such delivery. In no event will the market value of the Shares to be withheld and/or delivered pursuant to this Section 8 to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld.
9.
Compliance With Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law. Notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue Shares or make any payments pursuant to this Agreement if the issuance or payment thereof could impair the Company’s status as a REIT.
10.
Compliance With Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Participant). Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
11.
No Right to Future Awards or Employment. The grant of the RSUs under this Agreement to the Participant is a voluntary, discretionary award being made on a one-time basis, and it does not constitute a commitment to make any future awards. The grant of the RSUs and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement shall confer upon the Participant any right to be employed or remain employed by any Company Group Member, nor limit or affect in any manner the right of any Company Group Member to terminate the employment or adjust the compensation of the Participant.
12.
Relation to Other Benefits. Any economic or other benefit to the Participant under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company Group and shall not affect the amount of any life insurance coverage in respect of the Participant under any life insurance plan covering employees of the Company Group.
13.
Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall adversely affect the rights of the Participant under this Agreement without the Participant’s written consent, and (b) the Participant’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act or to prevent impairment of the Company’s status as a REIT.
14.
Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
15.
Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.
16.
Clawback. Any award granted under this Agreement shall be subject to any clawback or recoupment policy currently in effect or as may be adopted by the Company, in each case, as may be amended from time to time.
17.
Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
18.
Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the state of incorporation or formation of the Company, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.
19.
Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Participant, and the successors and assigns of the Company.
20.
Acknowledgement. The Participant acknowledges that the Participant (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.
21.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[SIGNATURES ON FOLLOWING PAGE]

NEXPOINT REAL ESTATE FINANCE, INC.

By:

Name: [___]
Title: [____]

Participant Acknowledgment and Acceptance

By: Name:

[Signature Page to NREF RSU Award Agreement]

APPENDIX A

DEFINITIONS

22.
For purposes of this Agreement, the following definitions shall apply:
(a)
“Cause” means the following, unless otherwise provided in an Award Agreement: (i) a material breach by the Participant of any written agreement then in effect between the Participant and a Company Group Member, (ii) the Participant’s conviction of or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof, (iii) gross negligence or gross misconduct by Participant with respect to any Company Group Member, (iv) Participant’s abandonment of Participant’s employment or service with any Company Group Member, as applicable, or (v) the Participant’s willful and continued failure to substantially perform the duties associated with the Participant’s position (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), which failure has not been cured within thirty (30) days after a written demand for substantial performance is delivered to the Participant by the Board (or its successor or delegate), which demand specifically identifies the manner in which the Board (or its successor or delegate) believes that the Participant has not substantially performed the Participant’s duties.
(b)
“Change in Control” shall have the meaning prescribed under the Plan. Provided the RSUs are exempt from Code Section 409A, the definition of Change in Control for purposes of this Agreement shall include, in addition to the events listed under the Plan, the occurrence of any of the following events:
(i)
any Person becomes a “Beneficial Owner” (as such term is defined in the Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of either (A) 50% or more of the then-outstanding general or limited partnership interests of the Manager (“Manager Interests”), (B) 50% or more of the then-outstanding membership interests of NexPoint Real Estate Advisors VII GP, LLC (the “Manager GP”) (“Manager GP Interests”), (C) 50% or more of the then outstanding general or limited partnership interests of NexPoint Advisors, L.P. (the “Manager Parent”) (“Manager Parent Interests”) or (D) 50% or more of the then-outstanding membership interests of NexPoint Advisors GP, LLC (the “Manager Parent GP”) (“Manager Parent GP Interests”); provided, however, that for purposes of this subsection (i), the following acquisitions of Manager Interests, Manager GP Interests, Manager Parent Interests or Manager Parent GP Interests shall not constitute a Change in Control: (W) an acquisition directly from the Manager, the Manager GP, the Manager Parent or the Manager Parent GP, respectively, (X) an acquisition by the Manager or an Manager Affiliate, (Y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Manager or any Manager Affiliate, or (Z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (ii) below);

(ii)
the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Manager, the Manager GP, the Manager Parent or the Manager GP (a “Manager Reorganization”), or the sale or other disposition of all or substantially all of the Manager’s, the Manager GP’s, the Manager Parent’s or the Manager GP’s assets (an “Manager Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Manager Acquisition”), unless immediately following such Manager Reorganization, Manager Sale or Manager Acquisition: (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Manager Interests, Manager GP Interests, Manager Parent Interests or Manager Parent GP Interests, as applicable, immediately prior to such Manager Reorganization, Manager Sale or Manager Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding equity and the combined voting power of the then outstanding voting securities entitled to vote generally, as the case may be, of the entity resulting from such Manager Reorganization, Manager Sale or Manager Acquisition (including, without limitation, an entity which as a result of such transaction owns the Manager, the Manager GP, the Manager Parent or the Manager Parent GP, as applicable, or all or substantially all of the Manager’s, the Manager GP’s, the Manager Parent’s or the Manager Parent GP’s, as applicable, assets or stock either directly or through one or more subsidiaries) (the “Manager Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Manager Reorganization, Manager Sale or Manager Acquisition, of the outstanding Manager Interests, Manager GP Interests, Manager Parent Interests or Manager Parent GP Interests, as the case may be, and (B) no Person (other than (X) the Manager or any Manager Affiliate, (Y) the Manager Surviving Entity or its ultimate parent entity, or (Z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the Beneficial Owner, directly or indirectly, of 50% or more of the total equity or 50% or more of the total voting power of the outstanding voting securities of the Manager Surviving Entity (any Manager Reorganization, Manager Sale or Manager Acquisition which satisfies all of the criteria specified in (A) and (B) above shall be deemed to be a “Non-Qualifying Transaction”); or
(iii)
approval by the partners or members, as applicable, of the Manager, the Manager GP, Manager Parent, or the Manager Parent GP of a complete liquidation or dissolution of the Manager, Manager GP, Manager Parent or Manager Parent GP.
(c)
“Company Group” means (i) the Company, (ii) the Affiliates (including the Manager), (iii) Manager Affiliates and (iv) as applicable, any of their successors.
(d)
“Company Group Member” means a member of the Company Group or its successor.

(e)
“Continuous Service” means that the Participant’s service with the Company Group, whether as an employee, Director, consultant, general partner, officer or advisor is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company Group as an employee, Director, consultant, general partner, officer or advisor or a change in the Company Group Member for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company Group, will not terminate a Participant’s Continuous Service; provided, however, that if the Company Group Member for which a Participant is rendering services ceases to qualify as an Affiliate or an Manager Affiliate, as determined by the Committee, such Participant’s Continuous Service will be considered to have terminated on the date such Company Group Member ceases to qualify as an Affiliate or an Manager Affiliate, unless the Participant is in Continuous Service with another Company Group Member. For example, a change in status from an employee of the Company to a consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Committee or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Committee or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between Company Group Members or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an award under the Plan only to such extent as may be provided in the applicable Company Group Member’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A of the Code, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).
(f)
“Disability” means a medically determinable physical or mental impairment expected to result in death or to continue for a period of not less than 12 months that causes the Participant to be unable to engage in any substantial gainful activity.
(g)
“Good Reason” means, unless otherwise provided in an Award Agreement, any of the following without the Participant’s written consent: (i) a material diminution in the Participant’s duties or responsibilities; (ii) a material reduction in the aggregate value of base salary and bonus opportunity provided to the Participant by the Company Group immediately before the material reduction; or (iii) a reassignment of the Participant to another primary office more than 50 miles from the Participant’s current office location. Such event shall constitute Good Reason only to the extent the following conditions are satisfied: the Participant must (x) notify the Company Group of the Participant’s intention to invoke termination of Continuous Service for Good Reason within 90 days after the Participant has knowledge of such event, (y) provide, as applicable, the Company Group 30 days’

opportunity for cure (the “Cure Period”), and (z) terminate Participant’s Continuous Service within 30 days following the end of the Cure Period. The Participant may not invoke termination of Continuous Service for Good Reason if Cause exists at the time of such termination of Continuous Service.
(h)
“Manager Affiliate” means any corporation, partnership, joint venture or other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Manager.
(i)
“Qualifying Termination” means the termination of a Participant’s Continuous Service (i) by the Company Group (including a successor) without Cause or (ii) by Participant for Good Reason.
(j)
“Replaced Award” means an award that is continued, replaced or assumed following a Change in Control.
(k)
“Replacement Award” means an award (i) of the same type (e.g., time-based restricted stock units for time-based restricted stock units) as the Replaced Award, (B) that has a value at least equal to the value of the Replaced Award, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (D) the tax consequences of which to such Participant under the Code are not less favorable to such Participant than the tax consequences of the Replaced Award, and (E) the other terms and conditions of which are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether an award is a Replacement Award shall be made in the sole discretion of the Committee, as constituted immediately before the Change in Control.

DOCPROPERTY DOCXDOCID DMS=InterwovenIManage Format=<<LIB>>:<<NUM>>.<<VER>> PRESERVELOCATIONAmericasActive:21031134.5